Exhibit 99.1

Transdel Pharmaceuticals Appoints Mr. Anthony S. Thornley to Its Board of Directors

LA JOLLA, CA -- Nov 6, 2007 -- Transdel Pharmaceuticals, Inc. (OTC BB:TDLP.OB), a specialty pharmaceutical company focused on the development and commercialization of non-invasive topically targeted medications, today announced that Anthony S. Thornley has been appointed to the Company's Board of Directors.

Mr. Thornley currently serves on the Board of Directors at Callaway Golf Incorporated, Cavium Networks Inc. and Airvana Inc. From February 2002 to June 2005 he served as President and Chief Operating Officer of QUALCOMM, Inc., a wireless communication technology and integrated circuit company. From July 2001 to February 2002 he served as CFO and COO of QUALCOMM and from March 1994 to February 2002 he was the CFO of QUALCOMM. Prior to joining QUALCOMM, he was with Nortel Networks, a telecommunications equipment manufacturer, for sixteen years in various financial and information systems management positions, including Vice President Finance and IS, Public Networks, Vice President Finance NT World Trade and Corporate Controller Nortel Limited. He has also worked for Coopers and Lybrand in public accounting. Mr. Thornley received his BS degree in Chemistry from the University of Manchester, England.

"We are delighted to have a person of Mr. Thornley's stature join our board of directors," stated Dr. Juliet Singh, President and Chief Executive Officer of Transdel Pharmaceuticals. "His extensive knowledge and experience as a senior executive in finance, operational and strategic roles and as a public company director makes him a valuable addition to our board as we continue to create value for our shareholders."

About Transdel Pharmaceuticals, Inc.

Transdel Pharmaceuticals is a specialty pharmaceutical company focused on the development and commercialization of non-invasive topically delivered medications. The Company's lead topical drug, Ketotransdel™, utilizes the Company's innovative patented proprietary Transdel™ cream formulation to facilitate the passage of ketoprofen, an NSAID, through the skin barrier to reach targeted underlying tissue where the drug exerts its prolonged localized anti-inflammatory and analgesic effect. The Company is also investigating other drug candidates and treatments for transdermal delivery using the patented Transdel™ platform technology for products in pain management and other therapeutic areas.

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.